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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                   FORM 11-K


[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
         For the fiscal year ended December 31, 1995

                                       OR

[   ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
         ACT OF 1934 [NO FEE REQUIRED]
         For the transition period from _____ to _____


Commission file number 0-20421




                          EMPLOYEE STOCK PURCHASE PLAN
                        FOR BARGAINING UNIT EMPLOYEES OF
                        UACC MIDWEST, INC. D/B/A TCI OF
                                CENTRAL INDIANA
                        --------------------------------
                            (Full title of the Plan)




                           TELE-COMMUNICATIONS, INC.
              ----------------------------------------------------
              (Issuer of the securities held pursuant to the Plan)




                                5619 DTC Parkway
                          Englewood, Colorado  80111
                  -------------------------------------------
                  (Address of its principal executive office)
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REQUIRED INFORMATION


         The Employee Stock Purchase Plan for Bargaining Unit Employees of UACC Midwest, Inc. d/b/a TCI of Central Indiana (the "Plan") did not become effective prior to the end of the fiscal year of the Plan, therefore no financial reports are available to be filed with this Form 11-K.


SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Plan Committee have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                         EMPLOYEE STOCK PURCHASE PLAN
                                        FOR BARAINING UNIT EMPLOYEES OF
                                        UACC MIDWEST, INC. D/B/A TCI OF
                                                CENTRAL INDIANA
                                                 (Name of Plan)




                                        By /s/ Gary K. Bracken
                                           -----------------------------
                                               Gary K. Bracken
                                               Plan Adminsitrator
                                                and Member of Plan Committee


April 18, 1996